Exhibit 99.1

GOLFSMITH REPORTS FISCAL 2003 FOURTH QUARTER, FULL-YEAR RESULTS; GOLF RETAILER
DRIVES REVENUE THROUGH NATIONAL RETAIL STRATEGY, NEW STORES AND CUSTOMER
SERVICE PROGRAMS

     AUSTIN, Texas, March 24, 2004 — Multi-channel retailer Golfsmith International, Inc., reported results for its fiscal 2003 fourth quarter and full year, which ended January 3, 2004. For the year, Golfsmith increased net revenue 18 percent to $257.7 million, added 12 stores and began a series of specialty service programs designed to capture and retain customers.

     “This past year was quite an accomplishment as we strengthened our national multi-channel retail presence,” said Jim Thompson, president and chief executive officer of Golfsmith, a portfolio company of First Atlantic Capital, Ltd. “We are pursuing a disciplined approach to growth, and our results indicate our strategy is working.”

Financial Highlights

     For fourth quarter 2003, Golfsmith reported:

     — Net revenue of $61.5 million, operating income of $1.2 million and a net loss of $1.0 million. This compares with net revenue of $44.5 million, an operating loss of $6.2 million (including a $6.0 million non-recurring and non-cash stock compensation expense related to the October 2002 sale of the company to First Atlantic Capital) and a net loss of $12.2 million for the fourth quarter of fiscal 2002 (including an $8.0 million non-recurring loss on debt extinguishment related to the October 2002 sale of the company to First Atlantic Capital).

     — Same-store sales, defined as sales from stores opened for more than 13 months, increased by 8.1 percent and were driven by the cross-marketing benefits of Golfsmith’s multi-channel retail model, its new retail store design, a golf equipment mix of pro-line brands and proprietary brands, and specialty retail services.

     For fiscal 2003, Golfsmith reported:

     — Net revenue of $257.7 million, operating income of $12.7 million and net income of $1.1 million. This compares with net revenue of $218.1 million, operating income of $7.7 million and a net loss of $2.2 million in fiscal 2002.

     — Same-store sales rose 7.4 percent, primarily as a result of the cross-marketing benefits of Golfsmith’s multi-channel retail model, reconfigured and redesigned retail stores, better product selection, and specialty retail services.

Operational Highlights

     — During 2003, Golfsmith opened six new stores and added six stores through its July 2003 acquisition of San Francisco-based Don Sherwood Golf and Tennis World, bringing the number of retail outlets throughout the country to 38. Golfsmith superstores range in size from 8,000 — 30,000 square feet and are located in the following 14 markets: Atlanta (3); Austin (2); Chicago (4); Columbus, Ohio; Dallas (3); Denver (2); Detroit (3); Houston (2); Los Angeles (5); Minneapolis; Morristown, New Jersey; New York (3); Phoenix (2); and the San Francisco Bay Area (6).

     — Golfsmith launched a number of programs designed to attract and retain customers, including: the CLUBVANTAGE™ Club Performance Program, a multi-year program that offers members hundreds of dollars in value on golf club maintenance services, such as club repair, regripping, reshafting and cleaning; the 90/90 Playability Guarantee, the first national playability guarantee through which customers have 90 days to return their golf club purchases and receive an in-store credit for a different set of clubs worth up to 90 percent of the original purchase price; and The Golfsmith Credit Card™, a private-label credit card that offers consumers no-interest financing on purchases made exclusively through Golfsmith’s superstores and catalogs. These are the latest additions to Golfsmith’s Specialty Retail Services, which also include: complimentary custom fitting on golf clubs, mail-in rebates, trade-in and pre-owned clubs, club repairs, gift cards, built-to-order golf clubs made from Golfsmith components, and in-store clubmaking classes.

     — Golfsmith acquired the technology and assets of Zevo Golf to support its strategy of developing proprietary, mid-market golf clubs, accessories and apparel for consumers through its multi-channel retail model. Golfsmith’s proprietary brands also include: Lynx®, Snake Eyes®, Golfsmith®, and Killer Bee®.

     “Our goal is to help customers get more out of the game of golf by delivering a superior shopping experience in our stores, our catalogs and through our website,” said Thompson. “We plan to increase market share by continuing to add stores in existing or new markets and by providing customers with value, specialty services and the best selection of pro-line and proprietary golf equipment and merchandise.”

     Editor’s Note: The accompanying consolidated financial statements (i.e., financial tables) include the accounts of Golfsmith International Holdings, Inc. (“Holdings”, or “Successor”) and its wholly owned subsidiary Golfsmith International, Inc. (“ Golfsmith “ or “Predecessor”). Holdings was formed on September 4, 2002, as a Delaware corporation to acquire all of the outstanding shares of common stock of Golfsmith. Holdings acquired Golfsmith on October 15, 2002. Holdings has no assets or liabilities other than its investment in its wholly owned subsidiary Golfsmith and did not have operations prior to the acquisition of Golfsmith; accordingly these consolidated financial statements represent the operations of Golfsmith and its subsidiaries.

     About Golfsmith

     Golfsmith International, Inc. is a multi-channel retailer of golf equipment, merchandise and training curriculum for consumers and golf clubmaking businesses. With more than 1,100 employees worldwide, Austin-based Golfsmith today operates 41 retail superstores throughout the United States, distributes the Golfsmith clubmaker and accessories catalogs, and runs an online store at www.golfsmith.com. Through each channel, the company offers consumers a wide range of pro-line equipment and apparel, as well as Golfsmith’s proprietary brands. Since its inception in 1967, Golfsmith has designed and marketed golf clubs, golf club components and accessories, which today are sold under the following proprietary brands: Lynx®, Zevo®, Snake Eyes®, Golfsmith®, and Killer Bee®. Golfsmith also conducts year-round training programs for clubmakers and hosts the Harvey Penick Golf Academy, which has taught Mr. Penick’s renowned golf techniques to more than 17,000 golfers. The company also operates wholly owned distribution centers in the United Kingdom and Canada, and it works with distributors in Italy and Japan. First Atlantic Capital is the majority shareholder of Golfsmith.

     FORWARD-LOOKING STATEMENTS

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store retrofits and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity.

     Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the introduction of new product offerings, store opening costs, our ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict.

     We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets

	January 3, 2004	December 28, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$2,928,109	$11,412,460
Receivables, net of allowances	2,689,815	1,639,120
Inventories	51,212,544	32,351,880
Deferred tax assets	1,437,922	67,905
Prepaid and other current assets	1,845,546	2,119,390

Total current assets	60,113,936	47,590,755

Net property and equipment	38,082,377	36,045,200

Goodwill	42,035,545	34,948,016
Tradenames	11,158,000	11,158,000
Trademarks	15,459,038	15,093,396
Customer database, net of accumulated amortization	2,927,094	3,304,783
Deferred tax assets	2,724,174	4,274,161
Debt issuance costs	6,770,216	7,596,561
Other long-term assets	56,333	–

Total assets	$179,326,713	$160,010,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,604,647	$17,822,015
Accrued expenses and other current liabilities	16,762,870	12,822,302
Lines of credit	1,417,039	–

Total current liabilities	41,784,556	30,644,317

Long-term debt, less current maturities	77,482,469	75,380,045
Deferred rent	1,083,511	513,324

Total liabilities	120,350,536	106,537,686

Stockholders’ equity	58,976,177	53,473,186

Total liabilities and stockholders’ equity	$179,326,713	$160,010,872

Golfsmith International Holdings, Inc
Consolidated Income Statement

		Successor	Predecessor
		For the Period from	For the Period from
		October 16, 2002	December 30, 2001
	Fiscal Year Ended	through	through
	January 3, 2004	December 28, 2002	October 15, 2002
Net revenues	$257,744,780	$37,830,540	$180,315,163
Cost of products sold	171,083,110	25,146,178	117,206,594

Gross profit	86,661,670	12,684,362	63,108,569
Selling, general and administrative	73,400,271	13,580,912	48,308,301
Store pre-opening expenses	599,603	92,792	121,686
Amortization of deferred compensation	–	–	6,033,273

Total operating expenses	73,999,874	13,673,704	54,463,260

Operating income	12,661,796	(989,342)	8,645,309

Interest expense	(11,156,792)	(2,210,304)	(5,205,859)
Interest income	39,776	7,119	330,587
Other income	210,707	13,725	2,365,551
Other expense	(46,270)	(133)	–
Minority interest	–	–	(844,378)
Loss on debt extinguishment	–	–	(8,046,552)

Income (loss) from continuing operations before income taxes	1,709,217	(3,178,935)	(2,755,342)
Income tax (expense) benefit	(644,953)	632,934	(708,374)

Income (loss) from continuing operations	1,064,264	(2,546,001)	(3,463,716)
Loss from discontinued operations, including loss on disposal of $285,886 for the year ended December 28, 2002	–	(39,920)	(229,880)

Income (loss) before extradordinary item	1,064,264	(2,585,921)	(3,693,596)
Extradordinary gain-negative goodwill arising from purchase of minority interest	–	–	4,121,927

Net income (loss)	$1,064,264	$(2,585,921)	$428,331

Golfsmith International Holdings, Inc.
Fourth Quarter Consolidated Income Statement
(unaudited)

		Successor	Predecessor
		For the Period from	For the Period from
	Three Months	October 16, 2002	September 29, 2002
	Ended	through	through
	January 3, 2004	December 28, 2002	October 15, 2002
Net revenues	$61,517,862	$37,830,540	$6,736,871
Cost of products sold	38,877,928	25,146,178	4,717,770

Gross profits	22,639,934	12,684,362	2,019,101

Selling, general and administrative	21,287,694	13,580,909	2,555,124
Store pre-opening expenses	111,187	92,793	–
Amortization of deferred compensation	–	–	4,720,934

Total operating expenses	21,398,881	13,673,702	7,276,058
Operating income	1,241,053	(989,340)	(5,256,957)
Interest expense	(2,985,331)	(2,210,304)	(527,488)
Interest income	1,764	7,119	20,496
Other income	95,869	13,725	1,235
Other expense	(42,270)	(133)	–
Minority interest	–	–	76,036
Loss on debt extinguishment	–	–	(8,046,552)

Income (loss) from continuing operations before income taxes	(1,688,915)	(3,178,933)	(13,733,230)
Income tax (expense) benefit	737,562	632,934	200

Income (loss) from continuing operations	(951,353)	(2,545,999)	(13,733,030)
Loss from discontinued operations, including loss on disposal of $285,886 for the year ended December 28, 2002	–	(39,922)	–

Income (loss) before extradordinary item	(951,353)	(2,585,921)	(13,733,030)
Extradordinary gain-negative goodwill arising from purchase of minority interest	–	–	4,121,927

Net income (loss)	$(951,353)	$(2,585,921)	$(9,611,103)

Golfsmith International, Inc.
Media Contact or Other Inquiries:
Andy Craig, 512-773-6654
andy.craig@golfsmith.com,
or
Melanie Engerski, 512-794-9147
engerski@swbell.net